Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of January 1, 2020 (the “Effective Date”) by and between Stewart Information Services Corporation (the “Company”), and Steven M. Lessack (“Executive”) (collectively, the “Parties”). This Agreement amends, restates and supersedes any prior written employment agreement between the Parties and any other written or unwritten agreement or understanding between the Parties regarding the subject matter hereof.

The Company and Executive agree as follows:

1.                  Definitions. The following terms used in this Agreement shall, unless otherwise clearly required by the context, have the meanings assigned to them in this Section 1,

“Annual Salary” means the annual salary payable to Executive in the amount of $565,000.00, as it may be adjusted by the Company from time to time.

“Benefits” has the meaning set forth in Section 4.4.

“Board” means the Board of Directors of the Company.

“Cause” means, in the good faith determination of the Board, any of the following:

(a)               Executive’s willful failure to substantially perform Executive’s duties with the Company (other than by reason of Executive’s Disability), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has not substantially performed such duties, and Executive has failed to remedy the situation within 30 days of such written notice from the Company;

(b)               Executive’s gross negligence in the performance of Executive’s duties;

(c)               Executive’s conviction of, or plea of guilty or nolo contendre to any felony or any crime involving moral turpitude or the personal enrichment of Executive at the expense of the Company;

(d)               Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, including, without limitation, Executive’s breach of fiduciary duties owed to the Company;

(e)               Executive’s willful violation of any material provision of the Company’s code of conduct;

(f)                Executive’s willful violation of any of the material covenants contained in Section 5;

(g)               Executive’s act of dishonesty resulting in or intending to result in personal gain at the expense of the Company; or

(h)               Executive’s engaging in any material act that is intended or may be reasonably expected to harm the reputation, business prospects, or operations of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Business” means the business of providing real estate support services, including, without limitation, title insurance, real estate information services, escrow services and related transaction services.

“Confidential Information” means confidential or proprietary information of the Company and its affiliates, including, without limitation, information of a technical and business nature regarding the past, current or anticipated business of the Company and its affiliates that may encompass financial information, financial figures, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, employee information, organizational charts, new personnel acquisition plans, technical processes, inventions and research projects, ideas, discoveries, inventions, improvements, writings and other works of authorship.

“Conflict of Interest” has the meaning set forth in Section 5.5.

“Date of Termination” means the date that is Executive’s last day of work for the Company.

“Disability” means a physical or mental disability, whether total or partial, as defined by the Company’s Long-Term Disability Plan, as in effect from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any other expenses incurred in establishing a right to indemnification under this Agreement.

“Omnibus Plan” means the Company’s shareholder approved incentive plan or plans, which may include long-term equity-based compensation plans, short-term performance-based compensation plans and any other similar plans, as such may be in effect from time to time.

“Proceeding” means any action, suit or proceeding, whether civil, criminal, administrative or investigative.

“Restrictive Covenants” has the meaning set forth in Section 5.6.

“Term” has the meaning set forth in Section 2.

2.                  Term. The term of this Agreement begins on January 1, 2020 and ends on December 31, 2020 (the “Term”). The Term will be automatically extended for successive one-year periods unless either party provides written notice of non-renewal to the other party at least sixty (60) days prior to the applicable renewal date. Notwithstanding the foregoing, Executive’s employment may be terminated prior to the end of the Term pursuant to the express provisions of this Agreement.

3.                  Title and Duties. Executive shall serve as Group President of the Company. Executive will have duties and responsibilities appropriate to Executive’s position. Executive will have such duties and responsibilities as may be assigned to Executive by the Company from time to time, at the Company’s discretion. Executive will devote all reasonable efforts and all of his or her business time to the Company.

4.                  Compensation and Benefits.

4.1              Annual Salary. The Annual Salary will be payable in accordance with the payroll policies of the Company in effect from time to time, but in no event less frequently than twice each month, less any deductions required to be withheld by applicable law and less any voluntary deductions made by Executive.

4.2              Incentive Compensation. Executive shall be eligible to receive long and short-term incentive compensation in the form of annual bonuses or long-term grants under the Omnibus Plan. The decision to award any incentive compensation to Executive under the Omnibus Plan and the amount and terms of any such awards or grants are subject to change from year to year and shall be in the sole and absolute discretion of the Compensation Committee of the Board or any other committee that may be designated as the administrative committee for the Omnibus Plan with respect to Executive.

4.3              Vacation Policy. Executive shall be entitled to four weeks of paid vacation during each calendar year of the Term, which such vacation shall accrue in accordance with Company policy.

4.4              Participation in Employee Benefit Plans. Executive may participate in any group life, hospitalization or disability insurance plan, health program, retirement plan, similar benefit plan or other so called “fringe benefits” of the Company (collectively, “Benefits”). Executive’s participation in any such plans shall be on the terms and conditions set forth in the governing plan documents as they may be in effect from time to time.

4.5              General Business Expenses. The Company shall pay or reimburse Executive for all business expenses reasonably and necessarily incurred by Executive in the performance of Executive’s duties under this Agreement, consistent with the Company’s business expense reimbursement policy, as in effect from time to time.

4.6              Other Benefits. Executive shall be entitled to participate in or receive benefits under any compensatory employee benefit plan or other benefit or similar arrangements made available by the Company now or in the future to its senior executive officers and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans or arrangement.

4.7              Clawback Policy. Executive agrees that the compensation and benefits provided by the Company under this Agreement or otherwise may be subject to recoupment under the Company’s Clawback Policy, as in effect from time to time. A copy of the current Clawback Policy is available on request.

4.8              Stock Ownership. Executive understands and agrees that Executive may be subject to the Company’s stock ownership policy, as such policy may be in effect from time to time (the “Stock Ownership Policy”) and shall take all appropriate steps to comply with the Stock Ownership Policy. A copy of the Stock Ownership Policy is available on request. Executive understands and the Company agrees that notice of changes to the Stock Ownership Policy shall be made available by the Company as appropriate.

4.9              Perquisites. Executive shall be entitled, as of the date hereof, to the perquisites described in List of Perquisites provided to Executive with this Agreement; provided, however, that Executive’s perquisites shall be subject to modification from time to time by the Compensation Committee of the Board, at its sole discretion.

5.             Confidentiality and Company Property, Non-Competition and Non-Solicitation.

5.1              Confidentiality, Non-Solicit, and Non-Compete Agreement. Executive agrees that, as a condition of Executive’s employment, Executive shall execute and shall be bound by the terms of the Stewart Title Guaranty Company, Stewart Title Company and Affiliates Confidentiality, Non-Solicit, and Non-Compete Agreement attached hereto as Exhibit A.

5.2              Non-Disparagement. Executive also agrees, as a condition of Executive’s employment, that Executive and Executive’s immediate family will not make any comments to the employees, vendors, customers, or suppliers of the Company or any of its affiliates, or to any media outlet or to others with the intent to impugn, castigate or otherwise damage the reputation of the Company, any of its affiliates or any of the owners, directors, officers, or employees of the Company.

5.3              Covenants Independent. The covenants of Executive contained in this Section 5 will be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action by Executive against the Company will not constitute a defense to the enforcement by the Company of said covenants. Executive has been advised to consult with counsel in order to be informed in all respects concerning the reasonableness and propriety of this Section 5 and its provisions with the specific regard to the nature of the business conducted by the Company. Executive acknowledges that this Section 5 and its provisions are reasonable in all respects.

5.4              Non-Competition During Employment. Executive agrees that during Executive’s employment with the Company Executive will not compete with the Company by engaging in the Company Business or in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that Executive will not work for (in any capacity), assist, or became affiliated with as an owner, partner, or otherwise, either directly or indirectly, any individual or business which engages in the Company Business or offers or performs services, or offers or provides products substantially similar to the services and products provided by the Company.

5.5              Conflicts of Interest. Executive agrees that during Executive’s employment with the Company he or she will not engage, either directly or indirectly, in any activity which might adversely affect the Company or its affiliates (a “Conflict of Interest”), including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or acceptance of any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the Board as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which might in Executive’s good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

5.6              Rights and Remedies Upon Breach. If Executive breaches any of the provisions contained in this Section 5, including any provisions of Exhibit A (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity, including, without limitation, recovery of money damages and termination of this Agreement:

(a)               Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

(b)               Accounting. The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action constituting a breach of the Restrictive Covenants.

(c)               Remedies for Violation of Non-Competition or Confidentiality Provisions. Executive acknowledges and agrees that: (i) the skills, experience and contacts of Executive are of a special, unique, unusual and extraordinary character which give them a peculiar value; (ii) because of the business of the Company, the restrictions agreed to by Executive as to time and area contained in this Section 5 are reasonable; and (iii) the injury suffered by the Company by a violation of this Section 5 will be difficult to calculate in damages in an action at law and damages cannot fully compensate the Company for any violation of any obligation or covenant in this Section 5. Executive’s compliance with this Section 5 is a condition precedent to the Company’s obligation to make payments of any nature to Executive (including, without limitation, payments otherwise payable pursuant to the Incentive Plan).

5.7              Materiality and Conditionality of this Section 5. The covenants contained in this Section 5 are material to this Agreement. Executive’s agreement to strictly comply with this Section 5 is a precondition for Executive’s receipt of payments of any nature under this Agreement (including, without limitation, payments otherwise payable pursuant to the Incentive Plan). Whether or not this Section 5 or any portion thereof has been held or found invalid or unenforceable for any reason whatsoever by a court or other constituted legal authority of competent jurisdiction, upon any violation of this Section 5 or any portion thereof, or upon a finding that a violation would have occurred if this Section 5 or any portion thereof were enforceable, Executive and the Company agree that (i) Executive’s interest in unvested awards granted pursuant to the Incentive Plan shall automatically lapse and be forfeited; and (ii) Company shall have no obligation to make any further payments to Executive under this Agreement.

5.8              Severability, Modification of Covenants. The Restrictive Covenants shall survive the termination or expiration of this Agreement, and in the event any of the Restrictive Covenants shall be held by any court to be effective in any particular area or jurisdiction only if said Restrictive Covenant is modified to be limited in its duration or scope, then, at the sole option of the Company, the provisions of Section 5.7 may be deemed to have been triggered, and the rights, liabilities and obligations set forth therein shall apply. In the event the Company does not elect to trigger application of Section 5.7, then the court shall have such authority to so reform the covenants and the parties hereto shall consider such covenants and/or other provisions of this Section 5 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Should any court hold that the covenants in this Section 5 are void and otherwise unenforceable in a particular area or jurisdiction, then notwithstanding the foregoing provisions of this Section 5.8, the provisions of Section 5.7 shall be applicable and the rights, liabilities and obligations of the parties set forth therein shall apply. Alternatively, at the sole option of the Company, the Company may consider such covenants to be amended and modified so as to eliminate therefrom the particular area or jurisdictions as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered herein, the covenants contained herein shall remain in full force and effect as originally written.

6.             Termination. In general, on termination of Executive’s employment for any reason, the following amounts will be paid to Executive, or Executive’s estate, as the case may be:

(a)               All accrued but unpaid Annual Salary through the Executive’s last active day of employment, payable in a lump sum within 30 days following Executive’s termination of employment;

(b)               Accrued but unused vacation time, to the extent payment is either required by law or provided for in the Company’s vacation or paid-time-off policy, as such may be in effect from time to time;

(c)               Any amounts payable to Executive under the terms of any employee benefit plans in which Executive was a participant;

(d)               Reimbursement of any of Executive’s business expenses not previously reimbursed, to the extent provided for under the Company’s business expense reimbursement policy; and

(e)               Any other amounts that determined to be due under the terms of the Omnibus Plan, or any grants or awards made thereunder.

Unless expressly provided for under this Agreement, no amounts other than those set forth above shall be paid following any termination of Executive’s employment, including, by way of example, and not limitation, termination of Executive’s employment by reason of the Company for Cause and resignation and by reason of Executive’s resignation without Good Reason.

6.1              Termination for Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate Executive’s employment under this Agreement and discharge Executive for Cause.

6.2              Termination without Cause. The Company has the right, at any time during the Term to terminate Executive’s employment without Cause by providing Executive with notice at least 60 days prior to the effective date of such notice. In the event Executive’s employment is terminated without Cause, Executive shall be entitled to such benefits as may be provided pursuant to the Company’s Executive Separation Pay and Change in Control Plan (the “Executive Separation Pay Plan”).

6.3              Termination upon Disability. If during the Term Executive experiences a Disability, the Company shall, by written notice to Executive, terminate Executive’s employment with the Company. Executive shall be entitled to such payments as are provided in the case of any other termination of employment, and shall also be entitled to a payment corresponding to the value of certain benefits that were provided to Executive while actively employed. The amount payable in substitution for certain subsidized employee benefits under this Section 6.3 shall be determined as follows: The monthly value of the Company’s subsidy of Executive’s group health plan coverage shall be determined by reference to such subsidy as in effect immediately prior to Executive’s termination of employment, and that monthly amount shall be multiplied by twelve (12), which amount shall be paid as a lump sum, net of required withholding for federal, state and local wage and income taxes.

6.4              Resignation for Good Reason. Executive’s resignation for Good Reason, as set forth below, shall be treated in all respects like a Termination by the Company without Cause. For these purposes, the following provisions shall be applicable:

(a)               The term “Good Reason” shall mean any of the following:

(i)                 The occurrence of any material breach by the Company or any of its affiliates of the terms of this Agreement or of the terms of any other material agreement between Executive and the Company or any of its affiliates;

(ii)              The Company’s assignment to Executive of any duties materially inconsistent with Executive’s position, including any other action which results in a material diminution in such status, title, authority, duties or responsibility; or

(iii)            The relocation of Executive’s office to a location more than 35 miles outside Executive’s office location as agreed at time of execution of Agreement.

(b)               In order for Executives resignation to be deemed to be for Good Reason, Executive must provide written notice to the Company specifying the event or condition claimed to constitute Good Reason for Executive’s resignation within sixty (60) days following the initial existence of such event or condition. The Company must, thereafter, have failed to have cured or corrected such event or condition within sixty (60) days following receipt of the initial notice from Executive and Executive must, then resign from employment and separate from service no later than thirty (30) days after the end of the Company’s sixty (60) day cure period. If the Company elects to not cure or correct an event identified in Executive’s initial notice, the Company’s sixty (60) day cure period shall end on the date written notice is delivered to Executive, triggering Executive’s thirty (30) day resignation period. If the Company accepts Executive’s resignation from employment, separation from service with the Company will be considered effective thirty (30) days after the Company’s acceptance of Executive’s resignation.

6.5              Resignation without Good Reason. Executive may resign at any time without Good Reason. It is understood that Executive shall provide the Company with sixty (60) days’ notice of his or her intent to resign; provided, however, that in such a situation the Company reserves the right to terminate Executive’s employment at any time after receipt of such notice but shall continue to pay Executive’s base Annual Salary for the remainder of the sixty (60) day period following the Company’s termination of Executive’s employment. Such an early termination of employment by the Company shall not be deemed to be an involuntary termination of Executive’s employment by the Company for purposes of this Agreement.

7.             Section 409A; Certain Excise Taxes.

7.1              In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

7.2              Specified Employee Rule. To the extent applicable, any payments to Executive called for under this Agreement or under the terms of any other plan, agreement or award, that are determined to be payments of deferred compensation to which Code Section 409A is applicable and that are paid by reason of the Executive’s separation from service, shall be delayed, to the extent necessary, to avoid a violation of Code Section 409A(a)(2)(B)(i). In general, this Section 7.2 may require that payments of nonqualified deferred compensation to the Executive that would otherwise be made within six (6) months following Executive’s separation from service shall be paid on the first day of the seventh (7th) month following Executive’s separation from service if Executive is determined to be a “specified employee” as that term is defined in Code Section 409A(a)(2)(B)(i) and related Treasury Regulations.

7.3              Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 7.2 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

8.             Indemnification.

8.1              General. The Company agrees that if Executive is made a party or is threatened to be made a party to any Proceeding by reason of the fact that Executive is or was a trustee, director or officer of the Company, or any predecessor to the Company (including any sole proprietorship owned by Executive) or any of their affiliates or is or was serving at the request of the Company, any predecessor to the Company (including any sole proprietorship owned by Executive), or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Texas or Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his or her heirs, executors and administrators.

8.2              Enforcement. If a claim or request under this Section 8 is not paid by the Company or on its behalf, within 30 days after a written claim or request has been received by the Company, Executive may at any time thereafter bring an arbitration claim against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Texas or Delaware law.

8.3              Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

8.4              Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses, but only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) a statement of his or her good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

8.5              Notice of Claim. Executive shall give to the Company notice of any claim made against Executive for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive’s power and at such times and places as are convenient for Executive.

8.6              Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

(a)               The Company will be entitled to participate therein at its own expense;

(b)               Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive also shall have the right to employ his or her own counsel in such action, suit or proceeding if Executive reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company; and

(c)               The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on Executive without Executive’s written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

8.7              Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 8 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

9.             Miscellaneous.

9.1              Legal Fees and Expenses. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, Executive shall be liable for all legal fees and expenses incurred by Executive in connection with such contest or dispute.

9.2              Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by courier service, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed or sent by courier service, on the date of actual receipt thereof, as follows:

if to the Company, to:

Chief Executive Officer, Frederick H. Eppinger

1360 Post Oak Blvd., Suite 100

Houston, Texas 77056

if to Executive, to:

Steven M. Lessack

130 Lakeview Way

Vero Beach, Florida 32963

Any party may change its address for notice hereunder by notice to the other party hereto.

9.3              Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including but not limited to prior employment agreements and incentive plans and agreements), written or oral, with respect thereto, however, the terms of any benefit plans shall remain in force and effect.

9.4              Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof).

9.6              Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by Executive and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates.

9.7              Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8              Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.9              No Presumption Against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision of this Agreement shall be construed against any party as being drafted by said party.

9.10          No Duty to Mitigate. Executive shall not be required to mitigate damages with respect to the termination of his or her employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided in this Agreement. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

9.11          Dispute Resolution. If any dispute arises out of or relates to this Agreement, or the breach thereof, Executive and the Company agree to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration or any other dispute resolution procedure. If the parties are unable to settle the dispute by mediation as provided in the preceding sentence within 30 days of a written demand for mediation, any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration before one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in English and held in Houston, Harris County, Texas, or such other location to which the parties mutually agree. The arbitrator shall among other things determine the validity, scope, interpretation and enforceability of this arbitration clause. The award shall be a reasoned award and rendered within 30 days of the conclusion of the arbitration hearing. The decision of the arbitrator shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing provisions of this Section 9.11, the Company may seek injunctive relief from a court of competent jurisdiction located in Harris County, Texas, in the event of a breach or threatened breach of any covenant contained in Section 5.

9.12          Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and Executive and Executive’s legal representatives.

Signature page follows

IN WITNESS WHEREOF, this Agreement, effective as of the Effective Date, has been entered into and executed on June 1, 2020.

EXECUTIVE:	COMPANY:

STEWART INFORMATION SERVICES CORPORATION
/s/ Steven M. Lessack
Steven M. Lessack	By:	/s/ Frederick H. Eppinger

	Name:	Frederick H. Eppinger
	Title:	Chief Executive Officer

Date:	May 26, 2020	Date:	June 1, 2020

Exhibit A

Stewart Title Guaranty Company, Stewart Title Company and Affiliates

Confidentiality, Non-Solicit, and Non-Compete Agreement

This Confidentiality, Non-Solicit, and Non-Compete Agreement (“Agreement”) is entered into between the undersigned individual (“I”, “me”, or “Employee”) and Stewart Title Guaranty Company, Stewart Title Company, or an affiliated company (“Employer”), for the benefit of Stewart Title Guaranty Company, and its parents, subsidiaries, affiliates, successors, and assigns to or for which Employee provides services, including Employer (collectively the “Company”). I understand the Company is in the business of providing global real estate services, including residential and commercial title insurance and closing and settlement services, offering products and services through its direct operations, network of Stewart Trusted Providers and family of companies, (the Company’s “Business” or “line of business”), and seeks to employ me in a position of trust and confidence related to this line of business, and I wish to be employed in such a position. In consideration of my employment and the compensation and other benefits received as a consequence thereof, and the other mutual promises and representations of the parties made herein, the parties agree as follows:

1.        Position of Trust and Confidence. In reliance upon the promises made by me in this Agreement, the Company will provide me with access to Confidential Information (including trade secrets) related to my position, and may also provide me specialized training related to the Company’s Business and/or the opportunity to develop relationships with the Company’s employees, business contacts (customers and others) and agents for the purpose of developing goodwill for the Company. I agree that my receipt of the foregoing would give me an unfair competitive advantage if my activities during employment, and for a reasonable period thereafter, were not restricted as provided for in this Agreement.

2.        Confidential Information and Company Property. Subject to Paragraph 6, I agree to use Company’s Confidential Information only in the performance of my duties, to hold such information in confidence and trust, and not to engage in any unauthorized use or disclosure of such information during my employment and for so long thereafter as such information qualifies as Confidential Information. “Confidential Information” means an item of information or compilation of information in any form (tangible or intangible) related to the Company’s Business that I acquire or gain access to during my employment that the Company has not authorized public disclosure of, and that is not readily available to the public or persons outside the Company. By way of example and not limitation, Confidential Information is understood to include: lists and records, contact information, private contract terms, business preferences, and historical transaction data regarding existing and prospective customers; non-public records and data regarding the Company’s financial performance; business plans and strategies, forecasts and analyses; internal business methods and systems, know how, and innovations; marketing plans, research and analysis; unpublished pricing information, and variables such as costs, discounting options, and profit margins; business sale and acquisition opportunities identified by the Company and related analysis; records of private dealings with vendors, suppliers, and distributors; and Company trade secrets. I acknowledge that items of Confidential Information are the Company’s valuable assets and have economic value because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of the Company. I agree that all records, in any form (such as email, database, correspondence, notes, files, contact lists, drawings, specifications, spreadsheets, manuals, and calendars) that contain Confidential Information or otherwise relate to the Company’s Business, with the exception of wage and benefit related materials provided to me as an employee for my own use as an employee, are the property of the Company (collectively “Company Records”). I will follow all Company policies regarding use or storage of Company Records, and return all such records (including all copies) when my employment with Company ends or sooner if requested.

Confidential Information does not include information lawfully acquired by a non-management employee about wages, hours or other terms and conditions of employment when used for purposes protected by §7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for mutual aid or protection of laborers. For purpose of clarity, it shall still be a violation of this Agreement for a non-management employee to wrongfully compete by sharing Confidential Information with a competitor about other employees’ compensation and benefits which was obtained through the course of employment with the Company for purposes of assisting such competitor in soliciting Company employees.

3.       Protective Covenants. In order to protect the Company’s Confidential Information (including trade secrets) and key business relationships, I agree that for a period of one (1) year after my employment ends (irrespective of which party ends the relationship or why it ends), I will not:

(a) solicit any employee of Company that I gained knowledge of through my employment with Employer (a “Covered Employee”) to leave the employment of the Company; or,

(b) hire, attempt to hire, or assist in hiring any Covered Employee on behalf of a Competing Business; or,

(c) solicit, or attempt to solicit a Covered Customer or Key Relationship (terms separately defined below), as defined below, for the purpose of doing any business that would compete with the Company’s Business, or

(d) knowingly engage in any conduct that is intended to cause, or could reasonably be expected to cause the Covered Customer or Key Relationship to stop or reduce doing business with the Company, or that would involve diverting business opportunities away from the Company; or,

(e) provide services for the benefit of a Competing Business within the Territory (terms separately defined below) that are the same or similar in function or purpose to those I provided to the Employer during the Look Back Period; or

(f) take on any other responsibilities for a Competing Business that would involve the probable use or disclosure of Confidential Information or the conversion of Covered Customers or Key Relationships to the benefit of a Competing Business or detriment of the Company.

Nothing herein is intended or to be construed as a prohibition against general advertising such as “help wanted” ads that are not targeted at the Company’s employees. This Agreement is not intended to prohibit: (i) employment with a non-competitive independently operated subsidiary, division, or unit of a family of companies that include a Competing Business, so long as the employing independently operated business unit is truly independent and my services to it do not otherwise violate this Agreement; or, (ii) a passive and non-controlling ownership of less than 2% of the stock in a publicly traded company. Further, nothing herein is intended to preclude conduct protected by Section 7 of the NLRA such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for mutual aid and protection.

“Competing Business” means any person or entity that engages in (or is planning to engage in) a business that competes with a portion of the Company Business that I had involvement with or access to Confidential Information during the last two years of my employment (or such shorter period of time as I am employed)(the “Look Back Period”). “Covered Customer” means a customer that I had material business-related contact or dealings with or received Confidential Information about during the Look Back Period. “Key Relationships” refers to a person or entity with an ongoing business relationship with the Company (including vendors, agents, and contractors) that I had material business-related contact or dealings with during the Look Back Period. “Territory” means the geographic territory(ies) assigned to me by Company during the Look Back Period (by state, county, or other recognized geographic boundary used in the Company’s business); and, if I have no such specifically assigned geographic territory then: (i) those states and counties in which Company does business that I participated in and/or about which I was provided access to Confidential Information during the Look Back Period; and, (ii) the state and county where I reside and the states and counties contiguous thereto. I am responsible for seeking clarification from the Company’s Human Resources department if it is unclear to me at any time what the scope of the Territory is. State and county references include equivalents.

4.        Severability and Special Remedies. Each of my obligations under this Agreement shall be considered a separate and severable obligation. If a court determines that a restriction in this Agreement cannot be enforced as written due to an overbroad limitation (such as time, geography, or scope of activity), the parties agree that the court shall reform or modify the restrictions or enforce the restrictions to such lesser extent as is allowed by law. If, despite the foregoing, any provision contained in this Agreement is determined to be void or unenforceable, in whole or in part, then the other provisions of this Agreement will remain in full force and effect. The parties agree that the Company will suffer irreparable harm, in addition to any damages that can be quantified, by a breach of this Agreement by me. Accordingly, in the event of such a breach or a threatened breach, the Company will be entitled to all remedies that may be awarded by a Court of competent jurisdiction, recovery of its attorneys’ fees and expenses (including not only costs of court, but also expert fees, travel expenses, and other expenses incurred), and any other legal or equitable relief allowed by law.

5.        Choice of Law and Venue. The Parties agree that the law of the State in which the Employee primarily resides and was last employed by the Employer shall govern the interpretation, application, and enforcement of this Agreement, without regard to any choice of law rules of that or any other state. All disputes arising out of this Agreement or concerning the interpretation or enforcement of this Agreement shall be exclusively brought in the state and federal courts covering Harris County, Texas. Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in Harris County, Texas, for any lawsuit arising from or relating to this Agreement.

6.        Agreement Limitations. Nothing in this Agreement prohibits me from reporting an event that I reasonably and in good faith believe is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission or Department of Labor), requires notice to or approval from the Company before doing so, or prohibits me from cooperating in an investigation conducted by such a government agency. This may include a disclosure of trade secret information provided that it must comply with the restrictions in the Defend Trade Secrets Act of 2016 (DTSA). The DTSA provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document if such filing is under seal so that it is not made public. Also, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. To the extent that I am covered by Section 7 of the National Labor Relations Act (NLRA) because I am not in a supervisor or management role, nothing in this Agreement shall be construed to prohibit me from using information I acquire regarding the wages, benefits, or other terms and conditions of employment at the Company for any purpose protected under the NLRA. I understand that under the NLRA, covered employees have a right to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection, and to refrain from any or all of such activities.

7.       Intellectual Property Protection and Assignment. Employee is expected to use his or her inventive and creative capacities for the benefit of the Employer and to contribute, where possible, to the Employer’s intellectual property in the ordinary course of employment.

(a) Definitions. “Inventions” mean any inventions, software source code, discoveries, improvements, designs, processes, machines, products, innovations, business methods or systems, know how, ideas or concepts of commercial value or utility, and related technologies or methodologies, whether or not shown or described in writing or reduced to practice and whether patentable or not. “Works” mean original works of authorship, including, but not limited to: literary works (including all written material), mask works, computer programs, formulas, tests, notes, data compilations, databases, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio visual works; whether copyrightable or not, and regardless of the form or manner in which documented or recorded. “Trademarks” mean any trademarks, trade dress or names, symbols, special wording or devices used to identify a business or its business activities whether subject to trademark protection or not. The foregoing is collectively referred to in this Agreement as “Intellectual Property.”

(b)       Inventions Assignment. I agree to and do hereby grant and assign to Employer or its nominee my entire right, title and interest in and to all Inventions that are made, conceived, or reduced to practice by me, alone or jointly with others, during my employment with Employer (whether during working hours or not) that either (i) relate to Employer’s business, or actual or demonstrably anticipated research or development of the Employer, or (ii) involve the use or assistance of any tools, time, material, personnel, information, or facility of the Employer, or (iii) result from or relate to any work, services, or duties undertaken by me for the Employer.

(c)       Works and Trademarks. I recognize that all Works and Trademarks conceived, created, or reduced to practice by me, alone or jointly with others, during my employment shall to the fullest extent permissible by law be considered the Employer’s sole and exclusive property and “works made for hire” as defined in the U.S. Copyright Laws for purposes of United States law and the law of any other country adhering to the “works made for hire” or similar notion or doctrine, and will be considered the Employer’s property from the moment of creation or conception forward for all purposes without the need for any further action or agreement by Employee or the Employer. If any such Works, Trademarks or portions thereof shall not be legally qualified as a works made for hire in the United States or elsewhere, or shall subsequently be held to not be a work made for hire or not the exclusive property of the Employer, I do hereby assign to Employer all of my rights, title and interest, past, present and future, to such Works or Trademarks. I will not engage in any unauthorized publication or use of such Company Works or Trademarks, nor will I use same to compete with or otherwise cause damage to the business interests of the Employer.

(d)       Waiver, License and Cooperation Obligation. It is the purpose and intent of this Agreement to convey to Employer all of the rights (inclusive of moral rights) and interests of every kind, that I may hold in Inventions, Works, Trademarks and other intellectual property that are covered by Paragraphs 7 (a) – (c) above (“Company Intellectual Property”), past, present and future; and, Employee waives any right that Employee may have to assert moral rights or other claims contrary to the foregoing understanding. It is understood that this means that in addition to the original work product (be it invention, plan, idea, know how, concept, development, discovery, process, method, or any other legally recognized item that can be legally owned), the Employer exclusively owns all rights in any and all derivative works, copies, improvements, patents, registrations, claims, or other embodiments of ownership or control arising or resulting from an item of assigned Intellectual Property everywhere such may arise throughout the world. The decision whether or not to commercialize or market any Company Intellectual Property is within the Employer's sole discretion and for the Employer’s sole benefit and no royalty will be due to Employee as a result of the Employer's efforts to commercialize or market any such invention. In the event that there is any Invention, Work, Trademark, or other form of intellectual property that is incorporated into any product or service of the Employer that Employee retains any ownership of or rights in despite the assignments created by this Agreement, then Employee does hereby grant to the Employer and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to the use and control of any such item that is so incorporated and any derivatives thereof, including all rights to make, use, sell, reproduce, display, modify, or distribute the item and its derivatives. All assignments of rights provided for in this Agreement are understood to be fully completed and immediately effective and enforceable assignments by Employee of all intellectual property rights in Company Intellectual Property. When requested to do so by Employer, either during or subsequent to employment with Employer, Employee will (i) execute all documents requested by Employer to affirm or effect the vesting in Employer of the entire right, title and interest in and to the Company Intellectual Property at issue, and all patent, trademark, and/or copyright applications filed or issuing on such property; (ii) execute all documents requested by Employer for filing and obtaining of patents, trademarks and/or copyrights; and (iii) provide assistance that Employer reasonably requires to protect its right, title and interest in the Company Intellectual Property, including, but not limited to, providing declarations and testifying in administrative and legal proceedings with regard to Company Intellectual Property. Power of Attorney: Employee does hereby irrevocably appoint the Employer as its agent and attorney in fact to execute any documents and take any action necessary for applications, registrations, or similar measures needed to secure the issuance of letters patent, copyright or trademark registration, or other legal establishment of the Employer’s ownership and control rights in Company Intellectual Property in the event that Employee’s signature or other action is necessary and cannot be secured due to Employee’s physical or mental incapacity or for any other reason.

(e)       Records and Notice Obligations. Employee will make and maintain, and not destroy, notes and other records related to the conception, creation, discovery, and other development of Company Intellectual Property. These records shall be considered the exclusive property of the Employer and are covered by Paragraphs 1 and 3 above. During employment and for a period of one (1) year thereafter, Employee will promptly disclose to the Employer (without revealing the trade secrets of any third party) any Intellectual Property that Employee creates, conceives, or contributes to, alone or with others, that involve, result from, relate to, or may reasonably be anticipated to have some relationship to the line of business the Employer is engaged in or its actual or demonstrably anticipated research or development activity.

(f)       Prior Intellectual Property. Employee will not claim rights in, or control over, any Invention, Work, or Trademark as something excluded from this Agreement because it was conceived or created prior to being employed by Employer (a “Prior Work”) unless such item is identified on Appendix B and signed by Employee as of the date of this Agreement. Employee will not incorporate any such Prior Work into any work or product of the Employer without prior written authorization from the Employer to do so; and, if such incorporation does occur, Employee grants Employer and its assigns a nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, worldwide license to the use and control of any such item that is so incorporated and any derivatives thereof, including all rights to make, use, sell, reproduce, display, modify, or distribute the item and its derivatives.

(g)        Notice. To the extent that Employee is a citizen of California and subject to its law, then Employee is notified that the foregoing assignment shall not include inventions excluded under Cal. Lab. Code § 2870 which provides: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of concept or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer”, and to the extent Employee is a citizen of and subject to the law of another state which provides a similar limitation on invention assignments then Employee is notified that the foregoing assignment shall not include inventions excluded under such law (namely, Delaware Code Title 19 Section 805; Illinois 765ILCS1060/1-3, "Employees Patent Act"; Kansas Statutes Section 44-130; Minnesota Statutes 13A Section 181.78; North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1; Utah Code Sections 34-39-l through 34-39-3, "Employment Inventions Act"; Washington Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140).

7.        Survival, All Duties and At-Will Status Preserved. Nothing in this Agreement limits or reduces any common law or statutory duty I owe to the Company, nor does this Agreement limit or eliminate any remedies available to the Company for a violation of such duties. This Agreement will survive the expiration or termination of Employee’s employment with the Company and/or any assignee pursuant to Paragraph 9 and shall, likewise, continue to apply and be valid notwithstanding any change in the Employee’s duties, responsibilities, position, or title. Nothing in this Agreement modifies the parties’ at-will employment relationship or limits either party’s right to end the employment relationship between them.

8.       Tolling. If Employee fails to comply with a timed restriction in this Agreement, the time period for that will be extended by one day for each day Employee is found to have violated the restriction, up to a maximum of twelve (12) months.

9.       Assignment. This Agreement, including the restrictions on Employee’s activities set forth herein, also apply to any parent, subsidiary, affiliate, successor and assign of the Company to which Employee provides services or about which Employee receives Confidential Information. The Company shall have the right to assign this Agreement at its sole election without the need for further notice to or consent by Employee.

AGREED:

Employee:	For Company:

By:
(signature)
	Title:	Chief Executive Officer

(name printed)

Date:

APPENDIX A

Arizona:

If Employee resides in Arizona and is subject to Arizona law, then the following applies to Employee: (a) Employee’s nondisclosure obligation in Paragraph 2 shall extend for a period of three (3) years after Employee’s termination as to Confidential Information that does not qualify for protection as a trade secret. Trade Secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret; and (b) the restrictions in Paragraph 3 shall be limited to the Territory.

California:

If Employee resides in California, then the following applies to Employee: (a) the no-hire provision in Paragraph 3(b) shall not apply; (b) Paragraph 3(c)-(d) shall be limited to situations where Employee is aided in his or her conduct by the use or disclosure of the Company’s trade secrets (as defined by California law); (c) the noncompetition restrictions in Paragraph 3(e) and (f) shall not apply; (d) the provision in Paragraph 4 allowing the Company to recover its attorneys’ fees and expenses shall not apply; and (e) the venue provision in Paragraph 5 shall not apply.

Oklahoma:

For so long as Employee resides in Oklahoma and is subject to Oklahoma law, the noncompetition restrictions in Paragraph 3(e) and (f) shall not apply.

Oregon:

For so long as Employee resides in Oregon and is subject to Oregon law, the restrictions in Paragraph 3(e) and (f) shall only apply if Employee: (a) is engaged in administrative, executive or professional work and performs predominantly intellectual, managerial, or creative tasks, exercises discretion and independent judgment and earns a salary or is otherwise exempt from Oregon's minimum wage and overtime laws; (b) the Company has a "protectable interest" (meaning, access to trade secrets or competitively sensitive confidential business or professional information); and (c) the total amount of the Employee's annual gross salary and commission, calculated on an annual basis, at the time of the Employee's termination, exceeds the median family income for a family of four, as determined by the United States Census Bureau. However, if Employee does not meet requirements of either (a) or (c) (or both), the Company may, on a case-by-case basis, decide to make Paragraphs 3(e) and (f) enforceable as to Employee (as allowed by Oregon law), but paying the Employee during the period of time the Employee is restrained from competing the greater of: (i) compensation equal to at least 50 percent of the Employee’s annual gross base salary and commissions at the time of the Employee’s termination; or (ii) fifty percent of the median family income for a four-person family, as determined by the United States Census Bureau for the most recent year available at the time of the Employee’s termination.

Wisconsin:

For so long as Employee resides in Wisconsin and is subject to Wisconsin law: (a) Employee’s nondisclosure obligation in Paragraph 2 shall extend for a period of three (3) years after Employee’s termination as to Confidential Information that does not qualify for protection as a trade secret. Trade Secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret; (b) Paragraph 8 shall not apply; and (c) Paragraph 3(a) and (b) is rewritten as follows: “While employed and for a period of one (1) year from the date of the termination of Employee’s employment, I will not participate in soliciting any Covered Employee of the Company that is in a Sensitive Position to leave the employment of the Company on behalf of (or for the benefit of) a Competing Business nor will I knowingly assist a Competing Business in efforts to hire a Covered Employee away from the Company.  As used in this paragraph, an employee is a “Covered Employee” if the employee is someone with whom Employee worked, as to whom Employee had supervisory responsibilities, or regarding which Employee received Confidential Information during the Look Back Period. An employee in a “Sensitive Position” refers to an employee of the Company who is in a management, supervisory, sales, research and development, or similar role where the employee is provided Confidential Information or is involved in business dealings with the Company’s customers.”

APPENDIX B

Statement Regarding Prior Inventions, Works & Trademarks

Employee seeks to exclude his or her Prior Works (Invention, Work, or Trademark) listed below from assignment to the Employer under Paragraph 7(f) of the attached Agreement (if there are none, write “none” or leave the section below blank):

Employee agrees not to disclose the trade secrets of any third party in describing the Prior Work. If additional pages are attached to provide a description, this fact and the number of pages attached are described above.

Employee:

Date:
(signature)

Exhibit B

Tax Equalization Policy for U.S. Business Travelers

SISCO employees who travel outside of the U.S. for Company business may become taxable in the foreign jurisdiction under the country’s tax law. Additionally, SISCO may have a corporate obligation to withhold and remit foreign income tax for the individual under the foreign jurisdiction’s tax law. When either/both of these situations occur, the Company will pay the foreign tax related to SISCO compensation in the foreign jurisdiction. The individual employee will then be required to participate in the tax equalization program.

The underlying premise of tax equalization is for the U.S. business traveler to bear approximately the same tax cost in the U.S. (income and Social Security tax) as if all work were performed in the U.S. Accordingly, taxes should not be a factor in determining whether international travel will be accepted as part of the individual’s job responsibilities.

When the Company pays foreign tax on the individual’s behalf, the payment is required to be reported as wage income in the U.S. Form W-2. Additionally, the individual will be able to claim a foreign tax credit on his personal income tax return for the taxes paid by the Company. The tax equalization calculation will remove the foreign tax reimbursement from wage income and the foreign tax credit from the tax calculation to arrive at the tax liability the individual would have incurred had he worked in the U.S. the entire year. The result is the individual’s stay at home tax liability which is his final U.S. tax responsibility.

Itemized Deductions

SISCO’s policy will allow the greater of the following (after IRS phase-out limitations) in determining the business traveler’s final stay at home tax obligation:

•	IRS standard deduction, based on marital status

•	Actual itemized deductions